Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 13

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	10,000	$6.02	03/24/2026
Purchase of Common Stock	5,000	$6.12	03/25/2026
Purchase of Common Stock	1,000	$6.01	03/26/2026
Purchase of Common Stock	1,405	$5.81	03/27/2026
Purchase of Common Stock	2,008	$5.5433	03/30/2026
Purchase of Common Stock	5,000	$5.8452	03/31/2026

Alpha Structured Finance LP

Purchase of Common Stock	5,000	$5.8406	03/31/2026

Milton C. Ault III

Purchase of Common Stock	500	$5.3896	03/30/2026
Purchase of Common Stock	100	$5.5364	03/31/2026